EXHIBIT 99.1

FOR IMMEDIATE RELEASE	August 14, 2006

PROPEX INC. ANNOUNCES 2006 SECOND QUARTER

FINANCIAL RESULTS

Chattanooga, Tennessee, August 14, 2006 – Propex Inc. today announced 2006 second quarter financial results.

These results include SI’s results of operations from January 31, 2006. On January 31, 2006, the Company acquired all the outstanding capital stock of SI Concrete Systems Corporation (now Propex Concrete Systems Corporation) and SI Geosolutions Corporation (now Propex Geosolutions Corporation), collectively known as SI, for approximately $232.6 million including certain purchase price adjustments and direct acquisition costs.

	For the Quarter Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
	2006	2005	% Increase/ (Decrease)	2006	2005	% Increase/ (Decrease)
Income before income taxes	$48.1	$8.0	501.3%	$26.5	$13.3	99.2%
Interest expense	8.8	5.7	54.4%	21.3	11.2	90.2%
Depreciation and amortization	7.9	4.9	61.2%	14.5	9.4	54.3%

Income before interest, income taxes, depreciation and amortization (EBITDA) (a)	$64.8	$18.6	248.4%	$62.3	$33.9	83.8%

(a)	– EBITDA is defined as income before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under GAAP. We believe that EBITDA is commonly used by investors and analysts to measure a company’s ability to service its debt. Management uses EBITDA to monitor our operating performance, and financial ratios in our new credit facility are based on EBITDA with certain adjustments. However, EBITDA does not represent, and should not be used as a substitute for net income or cash flows from operations as determined in accordance with GAAP, and EBITDA is not necessarily an indicator of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from those of other companies.

Results for the three months ended June 30, 2006 increased over the same prior year period primarily from the $44.5 gain on the sale of our Roanoke facility. The quarterly results were also impacted by $3.4 million in restructuring costs partially offset by a $0.4 million pension curtailment gain.

Results for the six months ended June 30, 2006 increased over the corresponding period of the prior year due primarily to the $44.5 million gain on the sale of our Roanoke facility. In addition to the second quarter restructuring costs and pension curtailment gain, the year-to-date segment results were impacted by several non-recurring acquisition and restructuring related charges in the first quarter including the $7.7 million amortization of the inventory fair value adjustment related to acquisition purchase accounting, the $3.7 million of in-process research and development charges, the Seneca, South

Carolina facility restructuring’s $5.5 million non-cash impairment related to equipment which will not be relocated to another plant, and the first quarter $3.0 million restructuring and similar costs.

Net Revenue

For the three months ended June 30, 2006, total net revenue increased $37.4 million, or 22.2%, to $205.5 million from $168.1 million in the corresponding period of the prior year. This net revenue increase is due to an increase in North America geosynthetic net revenue of $24.1 million, an increase in North America industrial products net revenue of $7.0 million, an increase in Europe net revenue of $0.8 million and concrete fiber net revenues of $19.4 million. These segment increases were partially offset by a $12.9 million net revenue decrease in North America furnishings and a $1.0 million decrease in Brazil.

For the six months ended June 30, 2006, total net revenue increased $67.0 million, or 20.3%, to $396.6 million from $329.6 million in the corresponding period of the prior year. This net revenue increase is due to an increase in North America geosynthetic net revenue of $32.4 million, an increase in North America industrial products net revenue of $16.5 million, an increase in Europe net revenue of $0.3 million and concrete fiber net revenues of $29.7 million. These segment increases were partially offset by a $10.7 million net revenue decrease in North America furnishings and a $1.2 million decrease in Brazil.

The following table compares revenue performance for the three and the six months ended June 30, 2006 with the prior year:

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Net revenue	2006	2005	% Increase	2006	2005	% Increase
North America
Furnishings	$86.9	$99.8	(12.9)%	$184.8	$195.5	(5.5)%
Geosynthetics	45.5	21.4	112.6%	71.0	38.6	83.9%
Industrial Products	18.3	11.3	61.9%	42.6	26.1	63.2%
Concrete Fiber	19.4	—	NM	29.7	—	NM
Europe	26.3	25.5	3.1%	50.8	50.5	0.6%
Brazil	9.1	10.1	(9.9)%	17.7	18.9	(6.3)%

Total net revenue	$205.5	$168.1	22.2%	$396.6	$329.6	20.3%

NM – Not meaningful

Cost of Sales

For the three months ended June 30, 2006, cost of sales increased 17.6% to $165.3 million from $140.6 million in the corresponding period of the prior year. The increase in cost of sales primarily reflects the inclusion of SI results for the post January 31st period. As a percentage of net revenue, cost of sales decreased slightly to 80.4% in the three months ended June 30, 2006 from 83.6% in the corresponding period of the prior year, primarily due to higher margins across most U.S. products and European restructuring-related cost reductions.

For the six months ended June 30, 2006, cost of sales increased 18.3% to $328.1 million from $277.3 million in the corresponding period of the prior year. The increase in cost of sales primarily reflects the inclusion of SI results for the post January 31st period and the effects of the $7.7 million inventory fair value adjustment related to the SI Acquisition purchase accounting during the first quarter, which has been recognized in cost of sales during the six month period ended June 30, 2006. As a percentage of net revenue, cost of sales decreased slightly to 82.7% in the six months ended June 30, 2006 from 84.1% in the corresponding period of the prior year, primarily due to higher margins across most U.S. products and European restructuring-related cost reductions partially offset by the inventory fair value adjustment amortization in the first quarter.

For the three and six months ended June 30, 2006, higher margins are the result of improved average selling prices, which increased at a rate greater than that of raw material costs. Also, product mix for the three and six months ended June 30, 2006 shifted toward higher margins products.

Selling, General and Administrative Expenses

For the three months ended June 30, 2006, selling, general and administrative expenses increased to $25.6 million from $14.1 million in the corresponding period of the prior year. As a percentage of net revenue, selling, general and administrative expenses increased to 12.5% in the three months ended June 30, 2006 from 8.4% in the corresponding period of the prior year.

For the six months ended June 30, 2006, selling, general and administrative expenses increased to $51.6 million from $28.3 million in the corresponding period of the prior year. As a percentage of net revenue, selling, general and administrative expenses increased to 13.0% in the six months ended June 30, 2006 from 8.6% in the corresponding period of the prior year.

The increase in selling, general and administrative expenses for both the quarter and year-to-date periods primarily reflects the inclusion of SI’s overhead costs for the post January 31st period. We expect these costs to decrease as a percentage of sales with the elimination of redundant selling, general and administrative costs, which was largely completed during the second quarter.

In-process research and development charge

For the three months ended June 30, 2006 and 2005, there were no in-process research and development charges.

For the six months ended June 30, 2006, as part of the SI Acquisition during the first quarter, there was an in-process research and development charge of $3.7 million. There was no comparable amount for the corresponding period of the prior year.

Pension curtailment gain

For the three months and six months ended June 30, 2006, the Company recorded a $0.4 million curtailment gain for the reduction in the projected benefit obligation related to the U.S. pension plan for hourly employees. There was no comparable amount for the corresponding periods of the prior year.

Restructuring and other similar costs

For the three months ended June 30, 2006, restructuring and other similar costs were $3.4 million related to severance costs to eliminate redundant selling, general and administrative overhead costs created by the SI acquisition. There was no comparable amount for the corresponding period of the prior year.

For the six months ended June 30, 2006, restructuring and other similar costs were $6.4 million related to severance costs to eliminate redundant selling, general and administrative overhead costs created by the SI acquisition. There was no comparable amount for the corresponding period of the prior year.

Impairment of long-lived assets

For the three months ended June 30, 2006 and 2005, there were no impairments of long-lived assets.

For the six months ended June 30, 2006, impairment of long-lived assets was $5.5 million related to the Seneca, South Carolina facility closure and impairment of equipment, which will not be relocated to another plant. The amount of the impairment was determined based on the remaining value of the assets in light of the decision to dispose of such assets as compared to the carrying value at the decision to close the Seneca facility. There were no such impairment charges in the corresponding period of the prior year.

Gain from sale of Roanoke plant

For the three and six months ended June 30, 2006, we recorded a $44.5 million gain related to the sale of our Roanoke, Alabama carpet backing plant to a Mohawk Industries, Inc. affiliate in April 2006. This gain results from the excess of the $73.0 million in adjusted sales proceeds over the net book value of $28.5 million. There were no such asset sales in the corresponding periods of the prior year.

Income before Interest and Taxes

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Income before interest and taxes	2006	2005	% Increase/ (decrease)	2006	2005	% Increase/ (decrease)
North America
Furnishings	$11.5	$11.5	—	$14.7	$20.7	(29.0)%
Geosynthetics	0.7	1.4	(50.0)%	(4.6)	1.5	NM
Industrial Products	(1.3)	(0.5)	NM	(2.2)	0.1	NM
Concrete Fiber	(1.2)	—	NM	(10.1)	—	NM
Europe	2.1	0.4	425.0%	3.7	0.2	1750.0%
Brazil	0.3	0.9	(66.7)%	1.0	1.7	(41.2)%

Segment Income	12.1	13.7	(11.7)%	2.5	24.2	(89.7)%
Reconciling items:
Gain on sale of Roanoke	(44.5)	—	NM	(44.5)	—	NM

Income before interest and taxes	56.6	13.7	313.1%	47.0	24.2	94.2%

NM – Percentage change not meaningful.

For the three months ended June 30, 2006, income before interest and taxes increased $42.9 million to $56.6 million from $13.7 million in the corresponding period of the prior year. The increase resulted primarily from the $44.5 million gain on the sale of our Roanoke facility, which is not included in our segment income. Partially offsetting the gain were decreases of $0.7 million in North America geosynthetics, $0.8 million in North America industrial products, $0.6 million in Brazil, and losses of $1.2 million in North America concrete fiber. These decreases were partially offset by an increase of $1.7 million in Europe’s income. The quarterly segment results were also impacted by $3.4 million in restructuring costs partially offset by a $0.4 million pension curtailment gain.

For the six months ended June 30, 2006, income before interest and taxes increased $22.8 million, or 94.2%, to $47.0 million from $24.2 million in the corresponding period of the prior year. This increase resulted primarily from the $44.5 million gain on the sale of our Roanoke facility, which is not included in our segment income. In addition to the second quarter non-recurring charges mentioned above, the year-to-date segment results were impacted by several non-recurring acquisition and restructuring related charges in the first quarter, including the $7.7 million amortization of the inventory fair value adjustment related to acquisition purchase accounting, the $3.7 million of in-process research and development charges, the Seneca, South Carolina facility restructuring’s $5.5 million non-cash impairment related to equipment which will not be relocated to another plant, and the $3.0 million acquisition integration-related severance costs. By segment, the change resulted from decreases of $6.0 million in North America furnishings, $6.1 million in North America geosynthetics, $2.3 million in North America industrial products, $0.7 million in Brazil and a $10.1 million loss in North America concrete fiber, partially offset by an increase of $3.5 million in Europe.

Selected Financial Data

The following table provides a comparison of income before interest and taxes, income before income taxes and net income:

	Three Months Ended June 30,			Six Months Ended June 30,
	(dollars in millions)
Selected financial data	2006	2005	% Increase/ (Decrease)	2006	2005	% Increase/ (Decrease)
Income before interest and income taxes	$56.6	$13.7	313.1%	$47.0	$24.2	94.2%

Interest expense, net	8.5	5.7	49.1%	20.5	10.9	88.1%

Income before income taxes	48.1	8.0	501.3%	26.5	13.3	99.3%

Income taxes	18.4	2.6	607.7%	10.3	4.7	119.1%

Net Income	$29.7	$5.4	450.0%	$16.2	$8.6	88.4%

Worldwide sales volumes (million square yards for fabric sales)	573	655	(12.5)%	1,206	1,293	(6.7)%
Worldwide sales volumes (million lbs for fiber sales)	27	N/A	NM	41	N/A	NM
Unit net spread, $ per square yard (1)	$0.201	$0.139	44.6%	$0.185	$0.136	36.0%
Unit net spread, $ per lb (1)	$0.672	N/A	NM	$0.657	N/A	NM

(1) - Unit net spread is defined as revenue less raw material cost on a per square yard basis for fabric sales and on a per pound basis for fiber sales.

N/A – Concrete fiber sales were acquired with the SI Acquisition; therefore, no volume measures are presented for the prior year.

NM – Percentage change not meaningful.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words “believes,” “anticipates,” “forecast,” “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Propex Inc. claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Propex’s SEC reports and public announcements.

We caution you not to put undue reliance on any forward-looking statement and undertake no obligation to update any forward-looking statements to reflect future events or developments.

Propex is the world’s largest independent producer of primary and secondary carpet backing, and a leading manufacturer and marketer of woven and nonwoven polypropylene fabrics and fibers used in geosynthetic and a variety of other industrial applications.